Exhibit 99.1
"American Oil & Gas Reports 2005 Financial Results
     DENVER, April 7, 2006 — American Oil and Gas, Inc. (AMEX: AEZ) today announced oil and gas revenues of $4,691,381 and net income of $602,874 (income of two cents per share, basic and diluted), for the fiscal year ended December 31, 2005 (“2005”), as compared to oil and gas revenues of $746,242 and a net loss of $499,651 (loss of two cents per share, basic and diluted), for the fiscal year ended December 31, 2004 (“2004”). American’s Big Sky project, which was sold on March 31, 2006 for $11.5 million in cash, accounted for approximately 95% of its oil and gas production and revenues for 2005.
     During 2005, American sold 78,954 barrels of oil at an average price of $53.89, resulting in oil revenues of $4,254,944 and sold 59,733 Mcf of natural gas at an average price of $7.31 per Mcf, resulting in gas revenues of $436,437. During 2004, American sold 12,849 barrels of oil at an average price of $41.58, resulting in oil revenues of $534,288, and sold 48,965 Mcf of natural gas at an average price of $4.33 per Mcf, resulting in gas revenues of $211,954.
     American’s general and administrative expenses were $2,032,256 and $945,114 for 2005 and 2004, respectively. The increase results from increased payroll costs ($461,000) associated with its merger with Tower Colombia Corporation, from a management fee ($90,000) paid to Tower for the period from January 1, 2005 through the date of the merger, increases in accounting ($90,000) related to implementation of internal controls over financial reporting pursuant to Sarbanes Oxley, listing fees paid to the American Stock Exchange ($72,000) and an increase in Directors fees ($113,000). The remaining increase is attributable to increases in investor relations expenses, rent, travel expenses and other costs to support our expanding oil and gas operations.
     At December 31, 2005, American had working capital of $6,911,000, total assets of $29,549,000, a long term asset retirement obligation of $117,000, a deferred income tax obligation of $157,000, and stockholders’ equity of $27,841,000. There are currently 36,653,264 common shares and 250,000 series AA convertible preferred shares outstanding.

Selected Financial and	Fiscal Year Ended
Operating Data	12/31/05	12/31/04
FINANCIAL RECAP:

Revenues	$4,691,381	$746,242
Net income (loss) attributable to common stockholders	$602,874	$(499,651)
Net income (loss) per common share- basic	$0.02	$(0.02)
Net income (loss) per common share-diluted	$0.02	$(0.02)

OPERATING DATA:

Net oil production (Bbl)	78,954	12,849
Oil revenues	$4,254,944	$534,288
Average oil price per Bbl	$53.89	$41.58

Net gas production (Mcf)	59,733	48,965
Natural gas revenues	$436,437	$211,954
Average gas price per Mcf	$7.31	$4.33
Barrels of oil equivalent produced (“BOE”)	88,910	21,010

Lease operating and production taxes	$246,134	$80,461
LOE and production taxes per BOE	$2.77	$3.83

Depreciation, depletion and amortization-oil and gas properties	$1,364,988	$188,189
DD&A per BOE	$15.35	$8.95

General and administrative expenses	$2,032,256	$945,114
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale if its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”